NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS FOURTH QUARTER AND ANNUAL EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), April 30, 2013 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Bank, today reported net income of $297,000 or $0.14 per share the fourth quarter ended March 31, 2013, compared to earnings of $224,000 or $0.11 per share for the two-month period ended March 31, 2012.  The diluted earnings per share were $0.14 and $0.11 respectively.

In February 2012, Mayflower Bancorp, Inc. changed its fiscal year-end from April 30 to March 31, necessitating the shortened reporting periods for the prior fiscal year.

For the year ended March 31, 2013, net income was $1,468,000 or $0.71 per share, compared to $1,217,000 or $0.59 per share for the eleven months ended March 31, 2012.  On a diluted per share basis, earnings were $0.71 per share and $0.59 per share, respectively.

Net interest income was $1,918,000 for the quarter ended March 31, 2013, compared to $1,397,000 for the two months ended March 31, 2012.  The net interest margin decreased, from 3.61% for the two months ended March 31, 2012 to 3.20% for the quarter ended March 31, 2013.  Average interest-earning assets increased from $232.2 million for the two months ended March 31, 2012 to $240.0 million for the quarter ended March 31, 2013.  Average interest-bearing liabilities grew from $227.5 million for the two months ended March 31, 2012 to $233.0 million for the quarter ended March 31, 2013.

Non-interest income was $487,000 for the quarter ended March 31, 2013, compared to $322,000 for the two months ended March 31, 2012.  During the quarter ended March 31, 2013, Mayflower Bancorp, Inc. recorded $176,000 in gain on sales of mortgage loans, as compared to $109,000 recorded for the two months ended March 31, 2012.  Also, gain on sales of investment securities was $87,000 for the current year quarter, as compared to $53,000 for the prior year two-month period.  Finally, for the quarter ended March 31, 2013 customer service fees were $115,000, interchange income was $61,000, loan origination and other loan fees were $21,000, and other income was $27,000, as compared to $91,000, $40,000, $9,000, and $20,000, respectively for the prior year two-month period.

Non-interest expense is reported as $1,948,000 for the quarter ended March 31, 2013, compared to $1,347,000 for the two months ended March 31, 2012.  Compensation and fringe benefits were $1,079,000 for the quarter ended March 31, 2013, compared to $714,000 for the two months ended March 31, 2012.  For the current year quarter, occupancy and equipment expense was $274,000, compared to $173,000 for the prior year two-month period, and losses and expenses of other real estate owned were $6,000 for the quarter ended March 31, 2013, compared to $76,000 for the two months ended March 31, 2012.  Finally, for the quarter ended March 31, 2013, FDIC assessment expense was $36,000 and other expenses were $553,000, compared to $23,000 and $361,000, respectively, for the prior year two-month period.

There was no provision for loan losses for the current year quarter, compared to a provision of $31,000 for the two months ended March 31, 2012.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

For the year ended March 31, 2013, net interest income was $8.0 million, compared to $7.7 million for the eleven months ended March 31, 2012.  The net interest margin for the year ended March 31, 2013 was 3.40%, compared to 3.62% for the eleven months ended March 31, 2012.  Average interest-earning assets for the year ended March 31, 2013 were $235.6 million as compared to $231.8 million for the eleven months ended March 31, 2012, while average interest-bearing liabilities were $229.7 million for the current year compared to $228.5 million for the eleven months ended March 31, 2012.

Non-interest income was $2.1 million for the year ended March 31, 2013, compared to $1.7 million for the eleven months ended March 31, 2012.  During the year ended March 31, 2013, Mayflower Bancorp, Inc. recorded $772,000 in gain on sales of mortgage loans, as compared to $376,000 for the prior eleven-month period.  Also, gain on sales of investment securities was $342,000 for the current year, as compared to $294,000 for the prior eleven-month period.  Finally, for the year ended March 31, 2013, customer service fees were $548,000, interchange income was $249,000, loan origination and other loan fees were $102,000, and other income was $116,000, as compared to $583,000, $210,000, $84,000, and $140,000, respectively for the prior year eleven month period.

Non-interest expense was $7.8 million for the year ended March 31, 2013, compared to $7.3 million for the eleven months ended March 31, 2012.  Compensation and fringe benefits were $4,355,000 for the year ended March 31, 2013, compared to $3,965,000 for the eleven months ended March 31, 2012.  For the year ended March 31, 2013, occupancy and equipment expense was $1,052,000, compared to $969,000 for the eleven months ended March 31, 2012, and losses and expenses of other real estate owned were $20,000 for the year ended March 31, 2013, compared to $172,000 for the eleven months ended March 31, 2012.  Finally, for the year ended March 31, 2013, FDIC assessment expense was $138,000 and other expenses were $2,275,000, compared to $148,000 and $2,063,000, respectively for the prior eleven-month period.

The provision for loan losses for the year ended March 31, 2013 was $40,000, compared to $228,000 for the eleven months ended March 31, 2012.  The allowance for loan losses as a percentage of net loans was 0.87% at March 31, 2013, compared to 0.91% at March 31, 2012.

Since March 31, 2012, total assets of the Company have increased by $9.8 million, ending at $261.3 million as of March 31, 2013.  During the year, total investment securities increased by $5.9 million and net loans receivable increased by $5.0 million.  The growth in loan balances is comprised of an increase of $8.6 million in residential mortgages outstanding, as the Bank elected to retain in portfolio a larger percentage of new fixed-rate residential mortgage originations, and an increase of $75,000 in net construction loans outstanding.  Offsetting these increases were decreases of $1.8 million in home equity loans and lines of credit, $1.6 million in commercial loans and mortgages and $284,000 in consumer loans.

During the year ended March 31, 2013, total deposits increased by $9.1 million.  This growth was comprised of an increase of $17.6 million in aggregate checking and savings account balances, as offset by a decrease of $8.5 million in certificate of deposit balances.  Advances and borrowings outstanding remained constant at $1.0 million.

As of March 31, 2013, non-performing assets totaled $584,000, compared to $506,000 at March 31, 2012 and to $2.9 million at April 30, 2011.  The increase from March 31, 2012 is the result of an increase of $133,000 in non-performing loans, offset by a reduction of $55,000 in real estate acquired by foreclosure.  Non-performing assets to total assets were 0.22% at March 31, 2013, compared to 0.20% at March 31, 2012.  The allowance for loan losses as a percentage of non-performing loans was 271.5% at March, 2013, compared to 390.1% at March 31, 2012.

Total stockholders’ equity stood at $22.6 million at March 31, 2012, compared to $21.9 million at March 31, 2012.  Tier 1 capital to average assets stood at 8.6% at March 31, 2013, compared to 8.4% at March 31, 2012.  The increase in total equity is the result of net income for the year of $1,468,000 and stock-based compensation credits of $74,000.  Those increases in total equity were partially offset during the year by dividends paid of $0.24 per share, totaling $495,000, and Company stock repurchases totaling $65,000.  Additionally, total equity decreased by $240,000 due to a decrease in the net unrealized gain on securities classified as available-for-sale.

In conjunction with these announcements, the Company also reported that its Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on May 24, 2013, to shareholders of record as of May 14, 2013.

Mayflower Bancorp, Inc. is the holding company for Mayflower Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its main office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS	March 31,	March 31,
	2013	2012
ASSETS
Cash and cash equivalents:	(In Thousands)
Cash and due from banks	$3,492	$3,764
Interest-bearing deposits in banks	8,931	8,602
Total cash and cash equivalents	12,423	12,366
Investment securities:
Securities available-for-sale, at fair value	48,248	44,295
Securities held-to-maturity (fair value of $47,052 and $45,379, respectively)	45,952	43,969
Total investment securities	94,200	88,264
Loans receivable, net	139,321	134,331
Accrued interest receivable	781	867
Real estate held for investment	606	628
Real estate acquired by foreclosure	139	194
Premises and equipment, net	10,489	10,717
Deposits with The Co-operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,252	1,449
Refundable income taxes	447	596
Deferred income taxes	-	377
Other assets	1,237	1,317
Total assets	$261,344	$251,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$235,683	$226,562
Advances and borrowings	1,000	1,000
Advances from borrowers for taxes and insurance	772	655
Deferred income taxes	92	-
Accrued expenses and other liabilities	1,171	1,454
Total liabilities	238,718	229,671

STOCKHOLDERS' EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	-	-
Common stock $1.00 par value; authorized 15,000,000 shares; issued 2,058,422 at March 31, 2013 and 2,063,067 at March 31, 2012	2,058	2,063
Additional paid-in capital	4,383	4,321
Retained earnings	15,635	14,710
Accumulated other comprehensive income	550	790
Total stockholders' equity	22,626	21,884
Total liabilities and stockholders' equity	$261,344	$251,555

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Unaudited
	Three months ended	Two months ended	Year ended	Eleven months ended
	March 31,		March 31,
	2013	2012	2013	2012
	(In Thousands, Except Per Share Data)
Interest income:
Loans receivable	$1,688	$1,177	$6,978	$6,375
Securities held-to-maturity	236	203	1,050	1,261
Securities available-for-sale	214	212	987	1,337
Interest-bearing deposits in banks	7	3	23	27

Total interest income	2,145	1,595	9,038	9,000

Interest expense:
Deposits	215	189	983	1,207
Borrowed funds	12	9	46	100

Total interest expense	227	198	1,029	1,307

Net interest income	1,918	1,397	8,009	7,693

Provision for loan losses	-	31	40	228

Net interest income after provision for loan losses	1,918	1,366	7,969	7,465

Noninterest income:
Loan origination and other loan fees	21	9	102	84
Customer service fees	115	91	548	583
Gain on sales of mortgage loans	176	109	772	376
Gain on sales of investment securities	87	53	342	294
Interchange income	61	40	249	210
Other	27	20	116	140

Total noninterest income	487	322	2,129	1,687

Noninterest expense:
Compensation and fringe benefits	1,079	714	4,355	3,965
Occupancy and equipment	274	173	1,052	969
FDIC assessment	36	23	138	148
Losses and expenses of other real estate owned	6	76	20	172
Other	553	361	2,275	2,063

Total noninterest expense	1,948	1,347	7,840	7,317

Income before income taxes	457	341	2,258	1,835

Provision for income taxes	160	117	790	618

Net income	$297	$224	$1,468	$1,217

Earnings per share (basic)	$0.14	$0.11	$0.71	$0.59

Earnings per share (diluted)	$0.14	$0.11	$0.71	$0.59

Weighted average basic shares outstanding	2,058	2,063	2,059	2,069
Diluted effect of outstanding stock options	5	3	5	3

Weighted average diluted shares outstanding	2,063	2,066	2,064	2,072

Mayflower Bancorp, Inc. and Subsidiary
Selected Financial Ratios
(Dollars in thousands, except per share information)

	Three months ended	Two months ended	Year ended	Eleven months ended
	March 31,		March 31,
	2013	2012	2013	2012
Key Performance Ratios
Dividends paid per share	$0.06	$0.06	$0.24	$0.24
Annualized return on average assets	0.46%	0.54%	0.58%	0.53%
Annualized return on average equity	5.26%	6.15%	6.56%	6.15%
Net interest spread	3.19%	3.60%	3.39%	3.62%
Net interest margin	3.20%	3.61%	3.40%	3.62%

Asset Quality
	March 31,	March 31,	April 30,
Loans past due over 90 days	2013	2012	2011
Residential mortgages	$-	$-	$1,108
Home equity loans and lines of credit	148	30	139
Commercial and construction mortgages	-	250	456
Commercial and consumer loans	-	-	-
	$148	$280	$1,703
Non-performing assets
Non-accrual loans	$445	$312	$1,703
Real estate acquired by foreclosure	139	194	1,211
	$584	$506	$2,914

Allowance for loan losses	$1,208	$1,217	$1,214

Asset Quality Ratios
Allowance for loan losses/net loans	0.87%	0.91%	0.98%
Allowance for loan losses/non-performing loans	271.46%	390.06%	71.29%

Non-performing loans/net loans	0.32%	0.23%	1.37%
Non-performing loans/total assets	0.17%	0.12%	0.69%

Non-performing assets/net loans	0.42%	0.38%	2.34%
Non-performing assets/total assets	0.22%	0.20%	1.18%

Tier 1 Capital to average assets	8.60%	8.43%	8.35%
Tier 1 Capital to risk weighted assets	16.66%	15.89%	15.07%
Book Value per Share	$10.99	$10.61	$10.21